Exhibit 99.1
First National Bank Appointment
ORRVILLE, Ohio, September 23, 2005 – First National Bank has announced the following appointment:
National Bancshares Corporation and its subsidiary bank, First National Bank, announced that Marc Valentin, age 38, has been appointed Vice President, Treasurer for National Bancshares Corporation and Vice President, Controller for First National Bank, effective September 21, 2005. He is the principal accounting officer. He will retain his human resource and development responsibilities.
A graduate of The University of Akron (BS Accounting), Valentin has 16 years of business experience. A licensed certified public accountant, he began his career in public accounting. Additionally, he spent eight and one half years as a controller in the steel industry. He joined First National Bank, one year ago, serving as Vice President, Human Resources and Development. In his new role, he will retain his human resource and development responsibilities.
Valentin is a certified program leader for Kepner Tregoe Problem Solving and Decision Making. A resident of Wadsworth, Ohio, Valentin serves as Immediate Past Chairman for Hospice and Palliative Care of Greater Wayne County (Ohio), is a board member of the Orrville Area Chamber of Commerce and serves on the finance committee of Boys’ Village.
Additionally, due to a reorganization and job consolidation, Larry Cardinal, Vice President Treasure for National Bancshares and Vice President Controller for First National Bank, has left the organization, effective September 21, 2005.